Exhibit 21.1

                              LIST OF SUBSIDIARIES

Westside Energy Production Company, LP, a Texas limited partnership

Westside Energy Operating Company, LP, a Texas limited partnership

Westside Energy GP, L.L.C., a Texas limited liability company